AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This AMENDMENT NO. 3 TO RIGHTS AGREEMENT, dated as of December 9, 2016 (the “Amendment”), amends the Rights Agreement dated as of December 11, 1996, as previously amended on November 15, 2004, and December 8, 2006 (the “Rights Agreement”), between Belden Inc., a Delaware corporation formerly known as Belden CDT Inc., and prior to that Cable Design Technologies Corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, successor to Computershare Trust Company, N.A., and prior to that The First National Bank of Boston (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    The Rights Agreement and the exhibits thereto are amended as follows:

(a)(i) The name of the Company is amended to be “Belden Inc.” in order to reflect the change of the Company’s name, (ii) the name of the Rights Agent is amended to be “American Stock Transfer & Trust Company, LLC,” and (iii) references to the foregoing in the Rights Agreement and the exhibits thereto are correspondingly amended.

(b) Section 1(p) is amended by deleting the text thereof and substituting the following in lieu thereof:

(p)    “Expiration Date” means the Close of Business on December 10, 2019.

(c) Section 1(v) is amended by deleting the text thereof and substituting the following in lieu thereof:

(v)    "Purchase Price" with respect to each Right is initially $325.00 per one one-thousandth of a share of Preferred Stock, shall be subject to adjustment from time to time as provided in Sections 11 and 13, and shall be payable in lawful money of the United States of America in cash or by certified check or bank draft payable to the order of the Company.

(d) Section 25 is amended by deleting the text thereof and substituting the following in lieu thereof:

Section 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Belden Inc.
1 North Brentwood Boulevard, 15th Floor
St. Louis, Missouri 63105
Attention: General Counsel

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

American Stock Transfer & Trust Company, LLC
10150 Mallard Creek Road, Suite 307
Charlotte, North Carolina 28262
Attention: Client Administration

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company (or, if no Rights Certificates have been issued, if sent by first-class mail, postage prepaid, addressed to each holder of a certificate representing shares of Common Stock at the address of such holder as shown on the Company's Common Stock registry books).

(e)    Section 28(b) is amended by deleting the text thereof and substituting the word “Reserved” in lieu thereof.

(f)    Exhibits B and C to the Rights Agreement are amended as follows:

(i) All references to the date “December 9, 2016” are deleted and replaced with the date “December 10, 2019.”

(ii) All references to the Purchase Price of “$150” are deleted and replaced with a Purchase Price of “$325.00.”

2.    Except as amended hereby, the Rights Agreement shall remain in full force and effect.

3.    This Amendment shall be governed by Sections 29 through 33 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BELDEN INC.

By:     /s/ Brian Anderson
Name:    Brian Anderson

Title:	Senior Vice President-Legal, General Counsel and Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:     /s/ DeVonna Mosley
Name:    DeVonna Mosley
Title:    Senior Relationship Manager

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